Exhibit 4

OI S.A.

Publicly-Held Company

CORPORATE TAXPAYER ID (CNPJ/MF): 76.535.764/0001-43

COMPANY REGISTRY (NIRE): 33.30029520-8

GENERAL MEETING OF DEBENTURE HOLDERS OF THE 9TH ISSUANCE OF DEBENTURES

TO BE HELD ON JANUARY 26, 2015

MANAGEMENT PROPOSAL

RIO DE JANEIRO, DECEMBER 30, 2014

OI S.A.

Publicly-Held Company

CORPORATE TAXPAYER ID (CNPJ/MF): 76.535.764/0001-43

COMPANY REGISTRY (NIRE): 33.30029520-8

GENERAL MEETING OF DEBENTURE HOLDERS OF THE 9TH ISSUANCE OF DEBENTURES

TO BE HELD ON JANUARY 26, 2015

MANAGEMENT PROPOSAL

Dear Debenture holders,

The management of OI S.A., a publicly-held company, with headquarters at Rua Lavradio nº 71, 2º andar, Centro, in the city and state of Rio de Janeiro, whose articles of incorporation are registered with the Rio de Janeiro State Registry of Commerce under Company Registry (NIRE): 33.30029520-8, inscribed in the roll of corporate taxpayers (CNPJ) under number 76.535.764/0001-43, registered with the Brazilian Securities and Exchange Commission (“CVM”) as a publicly-held company category “A” under the code 11312 (“Company”), under the terms and for the purposes of the legislation in force and the Company’s Bylaws, hereby submits to resolution by the debenture holders convened at the general meeting of debenture holders of the Company’s 9th Issuance of simple, Not Convertible into Shares, unsecured debentures, in two series for public distribution, to be held on January 26, 2015, at the Company’s headquarters, the following proposals:

1.	PROPOSAL FOR THE SALE OF PT PORTUGAL SGPS S.A. (“PT PORTUGAL”)

This is a proposal for the sale of all the shares of PT Portugal to Altice Portugal S.A. (“Altice PT”), a wholly-owned subsidiary of Altice S.A. (jointly with Altice PT, “Altice”), substantially involving PT Portugal’s operations in Portugal and Hungary (“Sale of PT Portugal”), as published through the Material Fact of December 08, 2014.

It should be noted that the Sale of PT Portugal depends on (I) approval by a Portugal Telecom SGPS S.A. (“PT SGPS”) Shareholders’ Meeting to be held on January 12, 2015; (II) conducting an intra-group restructuring in order to delineate the operations to be transferred, as well as to separate PT Portugal’s investments which will not be included in the sale, including the investments in Africatel GmbH & Co. KG and Timor Telecom S.A., and the investments in Rio Forte Investments S.A. (which are subject of the swap exchange agreement with PT SGPS under which this investment will be exchanged for shares issued by Oi’s, which is still subject to approval by the CVM), as well as all or part of PT Portugal’s indebtness; and (III) obtaining all the necessary corporate, regulatory and contractual approvals.

2.	CORPORATE RESTRUCTURING PROPOSAL

This is a proposal for the corporate restructuring aiming to promote the migration of the company’s shareholder base to the Novo Mercado trading segment of the BM&F Bovespa S.A. – Securities, Commodities and Futures Exchange (“BM&F Bovespa”), through the merger of its shares by Telemar Participações S. A. (“CorpCo”), CorpCo’s control thereby being pulverized, as already disclosed to the market by the Company in the Material Fact of September 8, 2014 and the Notices to the Market of October 13 and 20, 2014 and November 10, 2014.

3.	PROPOSAL FOR A TEMPORARY WAIVER OF THE FINANCIAL COVENANTS

This is a temporary waiver of the financial covenants set forth in Clause 6.23, item XVIII, of the “Indenture of the Company’s 9th Issuance of Simple, Not Convertible into Shares, Unsecured Debentures, in up to Two Series, for Public Distribution” (“Financial Covenants”), during the four (4) quarters of 2015, with the restatement of said Financial Covenants as of the first quarter of 2016 (inclusive).

Said proposal arises from the fact that the Sale of PT Portugal, as described in item 1 above, will lead to a reduction in the Company’s EBITDA in the amount that will cease to be consolidated in its financial statements, at the same time that PT Portugal’s current debt may be temporarily maintained, with a temporary impact on the Company’s gross leverage, although with a substantial immediate reduction in the Company’s net debt, due to which we propose the temporary waiver of the Financial Covenants.

4.	PROPOSAL FOR PAYMENT OF A PREMIUM

This is a proposal for the payment of a premium by the Company to the debenture holders, in counterpart to the approval of the temporary waiver of the Financial Covenants, whose parameters, as well as its calculation method, will be discussed and determined at the general meeting of debenture holders.

5.	ADDITIONAL PROPOSALS

The Company may assume certain obligations before the debenture holders in return for approval of items 1, 2 and 3 above, which will be discussed at the general meeting of debenture holders.

6.	CONCLUSIONS

The documentation related to the proposals herein is available to the debenture holders at the Company’s headquarters and on the websites of the Company (http://www.oi.com.br), the CVM (http://www.cvm.gov.br/) and the BM&FBOVESPA (http://www.bmfbovespa.com.br/).

This proposal may be subsequently complemented by the Company’ management, if necessary.

For the reasons described above, the Company’s management submits this proposal to the debenture holders convened at the general meeting.

Rio de Janeiro, December 30, 2014.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors

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